                                                               Exhibit 10.40

Confidential treatment has been requested for portions of this document. Brackets indicate portions of text that have been omitted. A separate filing of such omitted text has been made with the Commission as part of the Company's application for confidential treatment.


                   RESEARCH COLLABORATION AND LICENSE AGREEMENT
                                      (EUROPE)

    This Agreement is made and entered into this 7th day of March, 1997 by and between BIOTECH MANUFACTURING LTD. (hereinafter referred to as "BML"), a wholly-owned subsidiary of Biogen, Inc. ("BIOGEN"), located at St. Paul's Gate, New Street, St. Helier, Jersey JE48Z, Channel Islands, and CV THERAPEUTICS, INC., a Delaware corporation, located at 3172 Porter Drive, Palo Alto, CA 94304 (hereinafter referred to as "CVT").

    WHEREAS, BML is a biopharmaceutical company which develops, manufactures, markets and sells pharmaceutical products for human healthcare; and

    WHEREAS, CVT is the owner and/or exclusive licensee of certain technology, patent rights and other proprietary know-how related to PRODUCTS as hereinafter defined; and

    WHEREAS, BML desires to obtain an exclusive right and license in and to such technology, patent rights and proprietary know-how in the TERRITORY as hereinafter defined; and

    WHEREAS, BML desires to support additional research related to PRODUCTS;
and

    WHEREAS, CVT is willing to grant the exclusive right and license desired by BML and to participate in the conduct of the research supported by BML; and

    WHEREAS, CVT is granting an exclusive right and license in and to such technology, patent rights and proprietary know-how outside the TERRITORY to BIOGEN pursuant to a Research Collaboration and License Agreement (U.S.) of even date herewith (the "BIOGEN AGREEMENT") .

    NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

SECTION 1.    DEFINITIONS.

    The terms used in this Agreement have the following meaning:

     1.1 The term "Adenosine A(1) Antagonist" shall mean a molecule that [ * ]

--------------------------
 * Confidential treatment requested.

                                     1.

compound being referred to herein as a "Test Compound"), the [ * ] and such Test Compound meets the following specifications measured concurrently in a validated in vitro assay:

         (I)  [  *  ]

         (II) [  *  ]

    Notwithstanding the foregoing, if CVT is able to establish in a model reasonably acceptable to BIOGEN that the principal activity of a Test Compound IN VIVO is as an [ * ] such Test Compound shall be excluded from the definition of Adenosine A(1) Antagonists.

     1.2 The term "AFFILIATE" as applied to either party shall mean any company or other legal entity other than the party in question, in whatever country organized, controlling, controlled by or under common control with that party. The term "control" means ownership or control, directly or indirectly, of at least fifty percent (50%) of the outstanding stock or voting rights or the right to elect or appoint a majority of the directors.

     1.3 The term "first AGREEMENT YEAR" shall mean the twelve month period commencing on the EFFECTIVE DATE. With respect to any year after the first AGREEMENT YEAR, the term "AGREEMENT YEAR" shall mean the twelve month period commencing upon an anniversary of the Effective Date.

     1.4 The term "BIOGEN CVT-124 TECHNOLOGY" shall mean any information, data (including all chemical, pharmacological, toxicological, clinical, assay, manufacturing and control information, data and test results, including negative results), ideas, concepts, formulas, trade secrets, methods, procedures, designs, materials, compositions, plans, diagrams, applications, specifications, techniques, records, practices, processes, research, know-how, inventions, discoveries and the like first conceived and first reduced to practice by BIOGEN or its AFFILIATES in the performance of any of its work under or pursuant to the BIOGEN AGREEMENT which are necessary or useful for the manufacture or use of CVT-124 or other PRODUCTS.

     1.5 The term "BIOGEN CVT-124 PATENTS" shall mean all patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights, provisional patent applications, statutory invention

--------------------------
 * Confidential treatment requested.

                                     2.

registrations, applications for statutory invention registrations, and any foreign equivalents thereof) owned by BIOGEN or its AFFILIATES throughout the TERRITORY which claim the BIOGEN CVT-124 TECHNOLOGY or any part thereof, including any provisional applications, substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates.

     1.6 The term "CALENDAR QUARTER" shall mean the period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.

     1.7 The term "CVT-124" shall mean the [ * ] of epoxy norbornyl xanthine, as defined as CVT-124 in the IND filed on September 20, 1995 and as further described in U.S. Patent Application Serial No. [ * ].

     1.8 The term "CVT PATENT RIGHT(S)" shall mean all patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights, provisional patent applications, statutory invention registrations, applications for statutory invention registrations, and any foreign equivalents thereof) throughout the TERRITORY that claim CVT TECHNOLOGY or any part thereof, including any provisional applications, substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, which CVT owns (in whole or in part) or to which CVT otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement, including but not limited to CVT's rights in any RESEARCH PATENT RIGHTS and CVT's rights obtained under the UFRFI LICENSE. CVT PATENT RIGHTS as of the EFFECTIVE DATE are set forth in APPENDIX A hereto.

     1.9 "CVT TECHNOLOGY" shall mean any information, data (including all chemical, pharmacological, toxicological, clinical, assay, manufacturing and control information, data and test results, including negative results), ideas, concepts, formulas, trade secrets, methods, procedures, designs, materials, compositions, plans, diagrams, applications, specifications, techniques, records, practices, processes, research, know-how, inventions, discoveries and the like which CVT owns (in whole or in part) or to which CVT otherwise has a transferable right as of the EFFECTIVE DATE or at any time during the term of this Agreement, which relate to CVT-124 or any other Adenosine A(1) Antagonist, including but not limited to CVT's rights in the

--------------------------
 * Confidential treatment requested.

                                     3.

RESEARCH INFORMATION, the RESEARCH MATERIALS and the RESEARCH INVENTIONS, and CVT's rights under the UFRFI LICENSE.

     1.10     The term "EFFECTIVE DATE" shall mean March 10, 1997.

     1.11 The term "FTE" shall mean the equivalent of a full year of effort on a full time basis of a scientist or other professional possessing skills and experience necessary to carry out applicable tasks under the RESEARCH PROGRAM.

     1.12 The term "FIRST COMMERCIAL SALE" shall mean the initial transfer by BML or any of its AFFILIATES or SUBLICENSEES of a PRODUCT to a THIRD PARTY in exchange for consideration, following marketing approval by the appropriate governmental agency for the country in which the transfer is made.

     1.13 The term "MAA" shall mean an application for regulatory approval to sell PRODUCT in the European Union and similar in purpose to an NDA in the United States.

     1.14 The term "MAJOR MARKET(s)" shall mean any of the Japan, Germany, France and/or the United Kingdom.

     1.15 The term "NDA" shall mean a New Drug Application or Product License Application or equivalent filing filed for PRODUCT with the U.S. Food and Drug Administration ("FDA").

     1.16 The term "NDR" shall mean an application for regulatory approval to sell PRODUCT in Japan and similar in purpose to an NDA in the United States.

     1.17 The term "NET SALES" shall mean [ * ] BML and its AFFILIATES with respect to the sale of PRODUCT, less:

              (i) trade, quantity, cash or other discounts [ * ] allowed not exceeding amounts customary in the trade, including, without limitation, governmental program discounts and rebates (e.g., Medicaid, Medicare, VA, etc.)

              (ii) sales taxes, tariff duties and/or use taxes directly imposed on and with reference to particular sales;

--------------------------
 * Confidential treatment requested.

                                     4.

              (iii)  packing, transportation and insurance prepaid or allowed;
and

              (iv) amounts allowed or credited on rejects, returns or retroactive price reductions.

A sale or transfer of PRODUCT by BML to an AFFILIATE for re-sale of PRODUCT by such AFFILIATE shall not be considered a sale for the purpose of this provision but the resale of PRODUCT by such AFFILIATE to a THIRD PARTY shall be a sale for such purposes. A "sale" shall mean a transfer or other disposition for consideration, but shall not include transfers or dispositions at no cost for pre-clinical, clinical, regulatory or governmental purposes or disposition of PRODUCT at no cost for promotional purposes.

    In the event that PRODUCT is sold in the form of a combination product containing one or more active ingredients or components in addition to CVT-124 or, if applicable, another Adenosine A(1) Antagonist, NET SALES shall be determined by multiplying NET SALES of the combination product (as defined by reference to the standard NET SALES definition) during the applicable payment period by the fraction A/A+B where A is the average sale price of PRODUCT when sold separately in finished form and B is the average sale price of the other active ingredients or components when sold separately in finished form in each case during the applicable payment period in the country in which the sale of the combination product was made, or if sales of both the PRODUCT and the other active ingredients or components did not occur in such period, then in the most recent payment period in which sales of both occurred. In the event that such average sale price cannot be determined for both PRODUCT and all other active ingredients or components included in the combination product, NET SALES for purposes of determining payments under this Agreement shall be calculated by multiplying the NET SALES of the combination product by the fraction C/C+D where C is the fair market value of the CVT-124 (or other Adenosine A(1) Antagonist) contribution to the combination and D is the sum of the fair market values of all other active components or ingredients included in the combination product, in each case, as determined by BML in good faith.

     1.18 The term "OPERATING COMMITTEE" shall have the meaning set forth in Section 7.1 of the BIOGEN AGREEMENT.

     1.19 The term "PHASE II PERFORMANCE ASSESSMENT STUDY" shall have the meaning set forth in the BIOGEN AGREEMENT.



                                     5.

     1.20 The term "PHASE III TRIAL" shall mean a randomized clinical trial designed to show efficacy and safety of a PRODUCT and intended to be submitted as part of the application for marketing approval of such PRODUCT.

     1.21 The term "PRODUCT" shall mean any article, composition or material that comprises, contains or is CVT-124 or another Adenosine A(1) Antagonist, the manufacture, import, use or sale of which is covered by a VALID CLAIM of the CVT PATENT RIGHTS or includes any of the CVT TECHNOLOGY.

     1.22 The term "RESEARCH INFORMATION" shall mean any data, results, formulas, process information or other information which results from the RESEARCH PROGRAM.

     1.23 The term "RESEARCH INVENTION(S)" shall mean any invention, know-how, method, process, use, article of manufacture, or composition of matter conceived or first actually or constructively reduced to practice as part of the RESEARCH PROGRAM or which results from the RESEARCH PROGRAM.

     1.24 The term "RESEARCH MATERIAL" shall mean any material, reagent or substance which results from the RESEARCH PROGRAM.

     1.25 The term "RESEARCH PATENT RIGHT(S)" shall mean all patents and patent applications throughout the TERRITORY that claim RESEARCH INFORMATION, RESEARCH INVENTIONS or RESEARCH MATERIAL or any part thereof, including any provisional applications, substitutions, extensions, reissues, reexaminations, renewals, continuations, continuations-in-part, divisionals and supplemental protection certificates, statutory invention registrations, applications for statutory invention registrations, and any foreign equivalents thereof.

     1.26 The term "RESEARCH PLAN" shall mean the written descriptions of the research and development to be performed by CVT as part of the RESEARCH PROGRAM for the first AGREEMENT YEAR and for each subsequent AGREEMENT YEAR of the RESEARCH PROGRAM as approved in accordance with Section 8.2 of the BIOGEN AGREEMENT.

     1.27     The term "RESEARCH PROGRAM" shall have the meaning set forth in
Section 8.1 of the BIOGEN AGREEMENT.

     1.28 The term "SUBLICENSE INCOME" shall mean any royalties or other consideration received by a party hereto from any SUBLICENSEES in


                                     6.

respect of sales of PRODUCTS, excluding amounts paid to such party for research or other services conducted by such party, for clinical trials, for purchases of PRODUCTS or of other goods or products at fair market value, or for equity investments at fair market value in such party.

     1.29 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party expressly licensed by BML to make, have made or formulate any PRODUCT and to sell the PRODUCT made or formulated. A SUBLICENSEE shall not include a distributor or other party licensed to sell PRODUCT but not to make, have made or formulate PRODUCT.

     1.30 The term "TERRITORY" shall mean all countries and territories of the world except: the United States, including Puerto Rico, Guam and all other territories of the United States, and all other countries and territories in North America and South America.

     1.31 The term "THIRD PARTY(IES)" shall mean a person or entity who or which is neither a party hereto nor an AFFILIATE or SUBLICENSEE of a party hereto.

     1.32 The term "UFRFI LICENSE" shall mean a certain License Agreement dated as of June 27, 1994 by and between CVT and University of Florida Research Foundation, Inc. ("UFRFI"), as amended.

     1.33 The term "VALID CLAIM" shall mean (i) a claim of a pending patent application which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken and which application shall not have been pending for more than [ * ] or (ii) a claim of an issued and unexpired patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

     1.34 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

SECTION 2.    GRANT AND OTHER RIGHTS.

     2.1 CVT hereby grants to BML and BML hereby accepts from CVT an exclusive, royalty-bearing right and license under the CVT TECHNOLOGY and CVT PATENT RIGHTS to make, have made, import, use, offer for sale and sell PRODUCTS in the TERRITORY. CVT shall be responsible for paying any

--------------------------
 * Confidential treatment requested.

                                     7.

royalty obligations which CVT may have to any THIRD PARTY under agreements between CVT and such THIRD PARTIES in effect as of the EFFECTIVE DATE arising from the exercise of the license grant set forth above.

     2.2 (a) AFFILIATES. BML shall have the full and unrestricted right to extend the license granted to it herein to AFFILIATES. BML shall advise CVT of any such extension to AFFILIATES.

         (b) SUBLICENSES. BML shall have the right to grant sublicenses in the TERRITORY under the license granted to it herein in accordance with the following:

              (i)  In [  *  ]

              (ii) In [ * ] and in [ * ] BML shall have the full and unrestricted right to grant sublicenses at any time after the [ * ] for such PRODUCT, but may not grant a sublicense prior to that time.

    BML agrees to forward to CVT a copy of any sublicense agreements within thirty (30) days of the execution of such sublicense agreements and further agrees to forward to CVT annually a copy of such reports received by BML from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

     2.3 To the extent CVT PATENT RIGHTS or CVT TECHNOLOGY licensed to BML under this Agreement are rights which CVT has licensed from UFRFI under the UFRFI LICENSE, BML and CVT understand and agree that the rights licensed to BML by CVT are subject to the terms of the UFRFI LICENSE.

SECTION 3.    INTENTIONALLY OMITTED

SECTION 4.    MANUFACTURE AND SUPPLY OF PRODUCT

     4.1 PRODUCT SUPPLY. BML and its AFFILIATES shall be responsible for the manufacture and supply of PRODUCT hereunder for clinical trials and commercial sales in the TERRITORY.

--------------------------
 * Confidential treatment requested.

                                     8.

SECTION 5.    DUE DILIGENCE.

     5.1 BML shall use commercially reasonable efforts to market a PRODUCT in the TERRITORY.

SECTION 6.    CONFIDENTIALITY AND INFORMATION.

     6.1 During the term of this Agreement, it is contemplated that each party may disclose to the other, proprietary and confidential technology, inventions, technical information, material, reagents, biological materials and the like which are owned or controlled by the party providing such information or which that party is obligated to maintain in confidence ("Confidential Information"). Each party shall have the right to refuse to accept the other party's Confidential Information. Each party agrees not to disclose and to maintain the Confidential Information of the other party in strict confidence, to cause all of its agents, representatives and employees to maintain the disclosing party's Confidential Information in confidence and not to disclose any such Confidential Information to a third party without the prior written consent of the disclosing party and not to use such Confidential Information for any purpose other than as licensed under this Agreement.

     6.2 The obligations of confidentiality will not apply to information which:

           (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder through no fault of the receiving party or any agent, representative or employee thereof; or

           (ii) subsequently becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents;

           (iii) is subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;

           (iv)  is approved for release by the parties.

     6.3 The obligations of Section 6.1 notwithstanding, BML may disclose the Confidential Information of CVT licensed to BML hereunder (a) to SUBLICENSEES and (b) to THIRD PARTIES who (i) need to know the same in order to secure regulatory approval for the sale of PRODUCT, (ii) who need to know the same in order to work towards the commercial development of


                                     9.

PRODUCT or to manufacture PRODUCT, or (iii) who are approved by CVT, provided that such parties, other than regulatory authorities, are bound by obligations of confidentiality and non-use at least as stringent as those set forth herein. Further, either party may disclose Confidential Information of the other party to the extent such disclosure is required by law, rule, regulation or bona fide legal process to be disclosed, provided that the receiving party takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the disclosing party.

     6.4 CVT shall provide to BML, or if required to the applicable regulatory authority, all documents and information, to the extent in CVT's possession or otherwise reasonably accessible to CVT with the right to disclose, requested by the regulatory authority or reasonably requested by BML in support of BML's regulatory submissions. Copies of all documents provided directly to a regulatory authority shall be provided to BML in advance, if practicable, or otherwise within [ * ] of delivery to the regulatory authority. In addition, CVT shall provide to BML any information, to the extent in CVT's possession or otherwise reasonably accessible to CVT with the right to disclose, related to PRODUCT that is (a) reasonably required in support of BML's applications to patent offices and such governmental offices as regulate the price of PRODUCT and/or (b) reasonably required to support a legal action by BML against a THIRD PARTY.

     6.5 Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party; provided, however, that either party may make such disclosure to the extent required by
law.   The parties have approved an initial press release as set forth in
APPENDIX D attached hereto. Once any written statement is approved for disclosure by both parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party.

SECTION 7.    INTENTIONALLY OMITTED

SECTION 8.    INTENTIONALLY OMITTED

SECTION 9.    INTENTIONALLY OMITTED

SECTION 10.   COMPENSATION.

     10.1 (a) BML shall make an equity investment in CVT upon execution of this Agreement in the amount of Five Million Dollars ($5,000,000)

--------------------------
 * Confidential treatment requested.

                                     10.

in accordance with the terms of a stock purchase agreement of even date herewith (the "Stock Purchase Agreement").

            (b) [ * ] BML shall make the following additional equity investments in CVT during the Term of this Agreement:

                 (i) Upon execution of this Agreement, BML shall make an equity investment in CVT in the amount of Two Million Dollars ($2,000,000) in accordance with the terms of the Stock Purchase Agreement.

                 (ii) Upon [ * ] BML shall make an equity investment in CVT in the amount of an additional [ * ] in accordance with the terms of the Stock Purchase Agreement, unless either CVT or BIOGEN has delivered notice of termination of the RESEARCH PROGRAM prior to such date in accordance with Section 8.5 of the BIOGEN AGREEMENT.

                  (iii) Upon [ * ] BML shall make an equity investment in CVT in the amount of an additional [ * ] in accordance with the terms of the Stock Purchase Agreement, unless either CVT or BIOGEN has delivered notice of termination of the RESEARCH PROGRAM prior to such date in accordance with Section 8.5 of the BIOGEN AGREEMENT.

            (c) Notwithstanding any contrary provision of this Agreement or of the Stock Purchase Agreement, in no event shall BML be required to make any equity investment in CVT which would result in BML and its AFFILIATES owning greater than 19.9% of CVT's shares of Common Stock outstanding, after such investment.

     10.2 (a) BML shall pay to CVT royalties on NET SALES of PRODUCTS in the TERRITORY ("Royalties") as follows:

                 (i) Royalties payable to CVT on NET SALES of PRODUCTS in the TERRITORY shall be [ * ] and determined based on worldwide annual
NET SALES (i.e., including NET SALES of   PRODUCTS under the BIOGEN
AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales               Royalty
    ------------------------------------------------
    Up to [  *  ] Million                  [  *  ]


--------------------------
 * Confidential treatment requested.

                                     11.

    [  *  ] Million to [  *  ] Million     [  *  ]

    Over [  *  ] Million                   [  *  ]

                 (ii) Notwithstanding subparagraph (i) above, in the event there are two consecutive twelve month periods in which worldwide NET SALES exceed [ * ] Million but are less than [ * ] Million, then, unless subparagraph (iii) applies, Royalties shall thereafter be determined based on annual worldwide NET SALES in any subsequent calendar year in accordance with the following table:

    [  *  ] Annual Net Sales                Royalty
    -----------------------------------------------
    Up to [  *  ] Million                   [  *  ]

    [  *  ] Million to [  *  ] Million      [  *  ]

                 (iii) Notwithstanding subparagraph (ii), if at any time after paragraph (ii) applies worldwide NET SALES exceed [ * ] Million for one full twelve month period or are less than [ * ] Million for one full twelve month period, the Royalties owed on NET SALES shall thereafter be determined in accordance with subparagraph (i), regardless of the subsequent annual overall levels of NET SALES.

                 (iv) Royalties shall be payable under this Agreement solely for PRODUCT sold in the TERRITORY. However, for the purposes of determining the applicable [ * ] royalty rate, worldwide annual NET SALES shall be deemed to include NET SALES under both this Agreement and the BIOGEN AGREEMENT.

            (b) Notwithstanding the foregoing, if the use or sale of PRODUCT by BML or its AFFILIATES in the country in which the PRODUCT is sold is not covered by a VALID CLAIM of a CVT PATENT RIGHT in such country, the Royalties payable with respect to NET SALES in such country shall be [ * ] of the amounts otherwise due pursuant to Section 10.2(a) above; PROVIDED, however, that if, in any such country, any one or more THIRD PARTY(S) is/are selling a generic version of the PRODUCT being sold by BML or its AFFILIATES and such THIRD PARTY(S)' sales of such generic product exceeds [ * ] of BML's sales of the PRODUCT in such country, the Royalties in such country shall be reduced to [ * ] during such period of generic sales.

--------------------------
 * Confidential treatment requested.

                                     12.

            (c) The obligation to pay Royalties for each PRODUCT shall continue on a country-by-country and product-by-product basis until the last to expire VALID CLAIM of the CVT PATENT RIGHTS in such country covering such PRODUCT; provided, however, that in any country in which there is no such VALID CLAIM, the obligation to pay Royalties shall continue only until the expiration of [ * ] from the FIRST COMMERCIAL SALE of such PRODUCT in such country by BML or its AFFILIATES or SUBLICENSEES.

            (d) (i) In the event that after the EFFECTIVE DATE BML becomes obligated to pay any royalties or other sums to THIRD PARTIES because the manufacture, use or sale of CVT-124 or another Adenosine A(1) Antagonist contained in a PRODUCT sold by BML hereunder in the TERRITORY infringes such THIRD PARTIES' intellectual property rights, then BML shall be entitled to credit [ * ] of any such obligations against Royalties due to CVT pursuant to this Section 10.2.

                 (ii) In the event that after the EFFECTIVE DATE BML becomes obligated to pay any royalties or other sums to THIRD PARTIES because the manufacture, use or sale of a PRODUCT sold by BML hereunder in the TERRITORY infringes such THIRD PARTIES' intellectual property rights on account of a fact other than [ * ] then the matter shall be referred to the Oversight Committee set up pursuant to the BIOGEN AGREEMENT to determine in good faith whether or not BML shall be entitled to a credit of up to [ * ] of any such obligations against Royalties due to CVT pursuant to this Section 10.2. In the event the Oversight Committee cannot agree within forty-five (45) days after referral of the matter to them for resolution, then the [ * ] representatives to the Oversight Committee shall [ * ]

(iii) In no event shall any credits under subsections (d)(i) and (d)(ii), or any cost-sharing pursuant to subsection (e) below, reduce Royalties payable to CVT hereunder for any CALENDAR QUARTER by more than [ * ] of the amounts otherwise due. [ * ]

            (e)  Intentionally Omitted.

            (f) NET SALES of PRODUCT in a country in the TERRITORY for which BML has no royalty obligation, pursuant to Section


--------------------------
 * Confidential treatment requested.

                                     13.

10.2(c) shall not be included in the calculation of the level of NET SALES for purposes of Section 10.2(a).

            (g) In addition to the foregoing, CVT shall receive a percentage of BML's SUBLICENSE INCOME in accordance with this subsection (g).

                 (i) In MAJOR MARKET countries, CVT shall receive [ * ] of SUBLICENSE INCOME, subject to the following floors and cap. For sublicenses executed prior to the [ * ] in no event shall CVT receive less than [ * ] of net sales of SUBLICENSEES (calculated using the NET SALES definition) for any PRODUCTS covered by a VALID CLAIM of CVT PATENT RIGHTS in the country in which they are sold. For sublicenses executed after the [ * ] in no event shall CVT receive pursuant to this subsection less than [ * ] of net sales of SUBLICENSEES (calculated using the NET SALES definition) for any PRODUCTS covered by a VALID CLAIM of CVT PATENT RIGHTS in the country in which they are sold. Notwithstanding the foregoing, if the use or sale of PRODUCT by a SUBLICENSEE in the country in which the PRODUCT is sold is not covered by a VALID CLAIM of a CVT PATENT RIGHT in such country, the minimum percentages set forth in the previous two sentences shall be [ * ] respectively. In no event shall CVT receive pursuant to this subsection an amount greater than the Royalties which would have been due pursuant to this Section 10.2 on NET SALES of SUBLICENSEES if such NET SALES had been made by BML.

                 (ii) In non-MAJOR MARKET countries, CVT shall receive [ * ] of SUBLICENSE INCOME, subject to the following floors and cap. In no event shall CVT receive pursuant to this subsection less than [ * ] of net sales of SUBLICENSEES (calculated using the NET SALES definition) for any PRODUCTS covered by a VALID CLAIM of CVT PATENT RIGHTS in the country in which they are sold. Notwithstanding the foregoing, if the use or sale of PRODUCT by a SUBLICENSEE in the country in which the PRODUCT is sold is not covered by a VALID CLAIM of a CVT PATENT RIGHT in such country, the minimum percentage set forth in the previous sentence shall be [ * ] In no event shall CVT receive pursuant to this subsection an amount greater than the Royalties which would have been due pursuant to this Section 10.2 on NET SALES of SUBLICENSEES if such NET SALES had been made by BML.

--------------------------
 * Confidential treatment requested.

                                     14.

     10.3 (a) BML shall pay the following amount within fifteen (15) days of the occurrence of the following milestone event with respect to the first PRODUCT to reach such milestone:

Milestone                              Amount
---------                              ------

Notice by BIOGEN of         [  *  ] equity investment
decision to commence        pursuant to the Stock Purchase
Phase III Trial             Agreement
[  *  ]

            (b) In the event BIOGEN does not [ * ] and this Agreement has not been terminated, and (i) [ * ] planning or ongoing and (ii) no material health or safety issue has arisen with respect to the clinical use of PRODUCT, BML will make the equity investment as set forth in Section 10.3(a) above as if it had reached such milestone at such time, but such equity investment shall not be due thereafter when a [ * ] is actually commenced.

     10.4 BML shall keep, and shall cause each of its AFFILIATES to keep, full and accurate books of account containing all particulars relevant to its sales of PRODUCTS that may be necessary for the purpose of calculating all compensation payable to CVT hereunder. Such books of account shall be kept at their principal place of business and for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection by an independent certified public accountant reasonably acceptable to BML, upon reasonable notice during normal business hours at CVT's expense for the sole purpose of verifying compensation due under this Agreement. In the event the inspection determines that compensation due CVT for any period has been underpaid by [ * ] or more, then BML shall pay for all costs of the inspection, otherwise the costs of the inspection shall be borne by CVT. In all cases, BML shall pay to CVT any underpaid compensation promptly and CVT shall promptly pay to BML any overpaid compensation. All information and data reviewed in the inspection shall be used only for the purpose of verifying compensation due and shall be treated as BML Confidential Information subject to the obligations of this Agreement. No audit by an agent of CVT shall occur more frequently than once during any twelve (12) month period.

     10.5 In each year the amount of compensation due shall be calculated quarterly as of the end of each CALENDAR QUARTER and shall be paid quarterly within the [ * ] days next following such date, unless such

--------------------------
 * Confidential treatment requested.

                                     15.

CALENDAR QUARTER is the last CALENDAR QUARTER of the year, in which case the compensation due shall be paid within [ * ] days next following such date. Every such payment shall be supported by the accounting prescribed in
Section 10.6 and shall be made in United States currency. Whenever for the purpose of calculating compensation, conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange published in The Wall Street Journal for the last business day of the CALENDAR QUARTER.

     10.6 With each quarterly payment, BML shall deliver to CVT a full and accurate accounting to include at least the following information:

            (a)  Total billings for PRODUCT subject to Royalty;

            (b)  Deductions applicable as provided in Section 1.17;

            (c) Applicable royalty rates (including any credits as provided in Section 10.2(b) or (d));

            (d)  SUBLICENSEE income and royalties thereon; and

            (e)  Total compensation payable to CVT.

     10.7 If the transfer of or the conversion into United States Dollars of any remittance due hereunder is not lawful or possible in any country, such remittance shall be made by the deposit thereof in the currency of the country to the credit and account of CVT or its nominee in any commercial bank or trust company located in that country, prompt notice of which shall be given to CVT. CVT shall be advised in writing in advance by BML and provide to BML a nominee, if so desired.

     10.8 Any tax required to be withheld by BML under the laws of any foreign country (i.e., other than the Channel Islands) for the account of CVT, shall be promptly paid by BML for and on behalf of CVT to the appropriate governmental authority, and BML shall use its best efforts to furnish CVT with proof of payment of such tax. Any such tax actually paid on CVT's behalf shall be deducted from royalty payments due CVT.

     10.9 Compensation shall be due and payable for the manufacture, use and sale of an individual PRODUCT only once with respect to the same unit of PRODUCT irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of such PRODUCT. In no event shall compensation be due and payable hereunder for the manufacture, use or sale of

--------------------------
 * Confidential treatment requested.

                                     16.

an individual PRODUCT for which CVT receives compensation in the way of royalties under the BIOGEN AGREEMENT.

     10.10 BML hereby indemnifies CVT against, and agrees to pay on CVT's behalf, any taxes that are required under the laws of the Channel Islands to be withheld by BML or paid by CVT on account of any of the payments made by BML to CVT hereunder, and no such withholding or payment shall reduce the amounts otherwise payable to CVT hereunder.

SECTION 11.   REPRESENTATIONS AND WARRANTIES.

     11.1 Each party represents and warrants to the other party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

     11.2 (a) Each party represents that it is not aware of any action, suit, inquiry or investigation or any claim, demand or notice of default which if adversely determined would affect the rights granted under this Agreement.

              (b) Each party acknowledges that in entering into this Agreement the other party has relied upon information supplied by the disclosing party, including, in the case of information supplied by CVT, data and information concerning CVT-124 and preclinical and clinical studies and information related to CVT PATENT RIGHTS. Neither party is aware of any data or information given to the other party which is untrue or inaccurate or of any other data or information which is necessary to make the data and information provided to the other party complete and not misleading. To the best of CVT's knowledge, [ * ]

     11.3     CVT hereby represents, warrants and covenants to BML that:

              (a) It is the [ * ] under this Agreement and has the right and has taken all necessary action to [ * ] provided that the foregoing shall not be interpreted as a warranty of non-infringement;

              (b) To the best of CVT's knowledge, CVT has disclosed to BML all facts that CVT reasonably believes to be [ * ]

--------------------------
 * Confidential treatment requested.

                                     17.

known to CVT as of the EFFECTIVE DATE;

              (c) All patent applications included in CVT PATENT RIGHTS existing as of the Effective Date are pending and have not been abandoned;

              (d)  CVT [  *  ] to BML pursuant to this Agreement.

              (e) CVT will not take any action that would in any way prevent CVT from granting the rights granted to BML under this Agreement with respect to CVT PATENT RIGHTS or CVT TECHNOLOGY acquired after the EFFECTIVE DATE or which would otherwise [ * ] BML under this Agreement. Nothing herein shall prohibit the amendment or modification of the scope of claims during the patent prosecution process.

              (f) CVT will take all actions required by it to maintain its rights under the UFRFI LICENSE as in effect on the EFFECTIVE DATE, and shall immediately send to BML any notice of default or breach received by CVT under the UFRFI LICENSE.

              (g) All employees of CVT who perform research and development for CVT in connection with CVT's obligations under this Agreement are required to assign their rights in any intellectual property arising from such work to CVT.

              (h) Appendix A contains a complete and accurate list of all CVT PATENT RIGHTS in existence as of the EFFECTIVE DATE.

              (i) CVT will not enforce any patent rights owned or controlled by it to prevent the manufacture, use or sale of any PRODUCT for which BML has a royalty obligation to CVT hereunder subject to the license granted herein by BML or its AFFILIATES or SUBLICENSEES, or any person or entity purchasing a PRODUCT from any of them.

     11.4 CVT represents that it has not as of the EFFECTIVE DATE [ * ] the manufacture, use or sale of PRODUCT and it is not aware of any infringement by a THIRD PARTY of the CVT PATENT RIGHTS.

--------------------------
 * Confidential treatment requested.

                                     18.

SECTION 12.   INDEMNIFICATION.

     12.1 INDEMNIFICATION BY BML. BML will defend, indemnify and hold harmless CVT, its AFFILIATES and their employees, agents, officers, shareholders and directors and each of them (the "CVT Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the CVT Indemnified Parties resulting from or arising out of the manufacture, use or sale of any PRODUCT by BML, its AFFILIATES or SUBLICENSEES, other than those claims which result or arise from breach of this Agreement by CVT or failure by CVT to comply in any material respect with applicable laws or regulations or the negligence or willful misconduct of CVT or any its AFFILIATES or any of their employees, agents, officers, shareholders or directors.

     12.2 INDEMNIFICATION BY CVT. CVT will defend, indemnify and hold harmless BML, its AFFILIATES and their employees, agents, officers, shareholders and directors and each of them (the "BML Indemnified Parties") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the BML Indemnified Parties resulting from or arising out of breach of this Agreement by CVT or failure of CVT to comply in any material respect with applicable laws or regulations or the negligence or willful misconduct of CVT or its AFFILIATES or any of their employees, agents, officers, shareholders or directors.

     12.3 CONDITIONS TO INDEMNIFICATION. A person or entity that intends to claim indemnification under this Section (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Section shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.


                                     19.

The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section. The Indemnitee under this Section, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

SECTION 13.   ASSIGNMENT; SUCCESSORS.

     13.1 This Agreement shall not be assignable by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that BML without the consent of CVT may assign this Agreement or any of its rights and obligations hereunder to an AFFILIATE or to an entity with which BML shall merge or consolidate or to which BML shall sell or assign all or substantially all of its assets, and except that CVT without the consent of BML may assign this Agreement to an entity with which CVT shall merge or consolidate or to which CVT shall sell or assign all or substantially all of its assets.

     13.2 Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of CVT and BML.

SECTION 14.   TERMINATION.

     14.1 Except as otherwise specifically provided herein and unless sooner terminated pursuant to Sections 14.2, 14.3, 14.4 or 14.9 of this Agreement, this Agreement and the licenses and rights granted hereunder shall remain in full force and effect until BML's obligations to pay compensation hereunder terminate. Upon expiration of BML's obligation to pay compensation hereunder with respect to a specific country and specific PRODUCT as to which BML's license is then in effect, the license granted to BML with respect to such country and such PRODUCT pursuant to Section 2.1 shall be deemed to be fully paid and BML shall thereafter have a royalty-free right to use the CVT PATENT RIGHTS and CVT TECHNOLOGY and to make, use, import and sell such PRODUCT in such country.

     14.2 Upon breach of any material provisions of this Agreement by either party to this Agreement, in the event the breach is not cured within [ * ] days after written notice to the breaching party by the other party, in addition to

--------------------------
 * Confidential treatment requested.

                                     20.

any other remedy it may have, the other party at its sole option may terminate this Agreement, provided that such other party is not then in breach of this Agreement.

     14.3 Either party to this Agreement may, upon giving notice of termination, immediately terminate this Agreement upon receipt of notice that the other party has become insolvent or has suspended business in all material respects hereof, or has consented to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property; provided, however, that the insolvency or bankruptcy of CVT shall not operate to terminate the licenses granted to BML hereunder unless BML elects to terminate the Agreement as provided herein, and BML may elect to retain its licenses as provided in 11 U.S.C. Section 356.

     14.4 In addition to the foregoing, within [ * ] days of BIOGEN's receipt of the data from the [ * ] BML may terminate this Agreement upon written notice in its sole discretion. At any time after the [ * ] BML may terminate this Agreement for any reason upon [ * ] days prior written notice to CVT.

     14.5 Upon any termination of this Agreement, BML shall be entitled to, but shall not be obligated to [ * ] covered by this Agreement which exists as of the date of the termination, so long as BML [ * ] in accordance with the same terms and conditions as set forth in this Agreement.

     14.6 The obligations of Sections 6 and 12, as well as Sections 14.5, 14.6, 14.8, 15.4, and 15.8 and the repayment obligation under the Note(s) shall survive any termination of this Agreement.

     14.7     Intentionally Omitted.

     14.8 In the event that, following any termination of this Agreement, CVT, or its permitted successor or assignee, subsequently commercializes a PRODUCT by itself or in conjunction with a THIRD PARTY, CVT, or its permitted successor or assignee, shall pay a royalty to BML on sales of PRODUCT in the TERRITORY in accordance with the following:

--------------------------
 * Confidential treatment requested.

                                     21.

              (a) If the Agreement has been terminated prior to receipt by CVT of the [ * ] milestone payable in accordance with Section 10.3(a)(i) of the BIOGEN AGREEMENT [ * ] and the manufacture, use or sale of the commercialized PRODUCT is covered by a VALID CLAIM of the BIOGEN CVT-124 PATENTS or includes any of the BIOGEN CVT-124 TECHNOLOGY, CVT shall pay BML royalties on net sales of PRODUCT and a percentage of CVT'S SUBLICENSE INCOME as follows:

                   (i) Royalties payable to BML shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BIOGEN AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales               Royalty
    -----------------------------------------------
    Up to [  *  ] Million                 [  *  ]

    [  *  ] Million to [  *  ] Million    [  *  ]

    Over [  *  ] Million                  [  *  ]

                   (ii) CVT shall pay to BML [ * ] of SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of BML's [ * ] CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

              (b) If the Agreement has been terminated after receipt by CVT of the [ * ] but prior to completion of a [ * ] of the PRODUCT, CVT shall pay BML royalties on net sales of PRODUCT and a percentage of SUBLICENSE INCOME as follows:

                   (i) Royalties payable to BML shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BIOGEN AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales               Royalty
    -----------------------------------------------
    Up to [  *  ] Million                     [  *  ]


--------------------------
 * Confidential treatment requested.

                                     22.

    [  *  ] Million to [  *  ] Million        [  *  ]

    Over [  *  ] Million                      [  *  ]

                   (ii) CVT shall pay to BML [  *  ] of
SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of BML's [ * ] share, CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

              (c) If the Agreement has been terminated after completion of a [ * ] of the PRODUCT, but prior to the availability of [ * ] CVT shall pay BML royalties on net sales of PRODUCT and a percentage of SUBLICENSE INCOME as follows:

                   (i) Royalties payable to BML shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BIOGEN AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales               Royalty
    -----------------------------------------------
    Up to [  *  ] Million                  [  *  ]

    [  *  ] Million to [  *  ] Million     [  *  ]

    Over [  *  ] Million                   [  *  ]

                   (ii) CVT shall pay to BML [  *  ] of
SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of BML's [ * ] share, CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

              (d) If the Agreement has been terminated after the availability of [ * ] of the PRODUCT, CVT shall pay BML royalties on net sales of PRODUCT and a percentage of SUBLICENSE INCOME as follows:

                   (i) Royalties payable to BML shall be [ * ] and determined based on worldwide annual net sales (calculated in accordance with

--------------------------
 * Confidential treatment requested.

                                     23.

the NET SALES definition set forth in Section 1.17 hereof, and including NET SALES under the BIOGEN AGREEMENT) in each calendar year in accordance with the following table:

    [  *  ] Annual Net Sales               Royalty
    -----------------------------------------------
    Up to [  *  ] Million                  [  *  ]

    [  *  ] Million to [  *  ] Million     [  *  ]

    Over [  *  ] Million                   [  *  ]

                   (ii) CVT shall pay to BML [  *  ] of
SUBLICENSE INCOME received by it from sublicensees. Prior to calculation of BML's [ * ] share, CVT may deduct from SUBLICENSE INCOME any royalty paid by CVT to [ * ] on account of sales of PRODUCT in the TERRITORY in such period.

              (e) In the event that after the EFFECTIVE DATE CVT becomes obligated to pay any royalties or other sums to THIRD PARTIES because the manufacture, use or sale of PRODUCTS in the TERRITORY infringes the intellectual property rights of such THIRD PARTIES, CVT shall be entitled to credit [ * ] of any such obligations against Royalties due to BML pursuant to this Section 14.8; provided, however, that in no event shall such credit reduce Royalties payable to BML hereunder for any CALENDAR QUARTER by more than [ * ] of the amounts otherwise due. [ * ]

              (f) CVT shall keep full and accurate books of account containing all particulars relevant to its sales of PRODUCTS that may be necessary for the purpose of calculating all compensation payable to BML hereunder, and shall be subject to the same provisions as are contained in
Section 10.4 hereof.

              (g) All payments due to BML pursuant to this Section 14.8 shall be made in accordance with Sections 10.5, 10.6 (excluding the section references therein), 10.7 and 10.8 hereof, in each case substituting CVT for ML as appropriate, and vice versa.

     14.9 This Agreement shall automatically terminate upon the termination of the BIOGEN AGREEMENT.

--------------------------
 * Confidential treatment requested.

                                     24.

SECTION 15.   GENERAL PROVISIONS.

     15.1 Neither party shall be liable to the other party for damages or loss occasioned by failure of performance by the defaulting party if the failure is occasioned by war, fire, explosion, flood, strike or lockout, embargo, or any similar cause beyond the control of the defaulting party, provided that the party claiming this exception has exerted all reasonable efforts to avoid or remedy such event and provided such event does not extend for more than six (6) months.

     15.2 The relationship between CVT and BML is that of independent contractors. CVT and BML are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. CVT shall have no power to bind or obligate BML in any manner. Likewise, BML shall have no power to bind or obligate CVT in any manner.

     15.3 This Agreement, the BIOGEN AGREEMENT, the Stock Purchase Agreement and the Loan Agreement between the parties of even date herewith set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior agreements in this respect.
 There shall be no amendments or modifications to these Agreements, except by a written document which is signed by both parties.

     15.4 This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, U.S.A. without reference to its choice-of-law principles.

     15.5 The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular or section or paragraph.

     15.6 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

     15.7 In conducting any activities under this Agreement or in connection with the manufacture use or sale of PRODUCT, BML shall comply with all applicable laws and regulations including, but not limited to, all Export Administration Regulations of the United States Department of Commerce.


                                     25.

     15.8 NOTICES. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) when sent, if sent, by facsimile, as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated:

    If to CVT:          CV Therapeutics, Inc.
                        3172 Porter Drive
                        Palo Alto, CA 94304
                        Attn: CEO

                        with a copy to:     Cooley Godward LLP
                                            3000 El Camino Real
                                            Palo Alto, CA 94306
                                            Attn: Robert L. Jones, Esq.
                                            Deborah Marshall, Esq.

    If to BML:          Biotech Manufacturing Limited
                        St. Paul's Gate
                        New Street
                        St. Helier, Jersey JE48Z
                        Channel Islands
                        Attn: President

                        with a copy to:     Biogen, Inc.
                                            14 Cambridge Center
                                            Cambridge, MA 02142
                                            Attn: Vice President - General
                                            Counsel

     15.9 This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.



                                     26.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CV THERAPEUTICS, INC.                       BIOTECH MANUFACTURING LTD.

By: /s/ Louis Lange                         By: /s/ James H.M. Kirkness
   -------------------------------------       -------------------------------
Name: Louis Lange                           Name: James H.M. Kirkness
     -----------------------------------         -----------------------------
Title: CEO                                  Title: Director
      ----------------------------------          ----------------------------


                                     27.

                                      APPENDIX A

                                    PATENT RIGHTS

                                    U. S. PATENTS


                   Docket No./                                                                    Issue Date/    Patent
Patent No.         Serial No.     Title                                     Inventor(s)           Date File      Expires
------------------------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


[  *  ]

--------------------------
 * Confidential treatment requested.

                           U.S. PENDING PATENT APPLICATIONS

Docket No./
Serial No.    Descriptive Title                         Inventor(s)         Date Filed     Status
-------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


[  *  ]

--------------------------
 * Confidential treatment requested.


Docket No./
Serial No.    Descriptive Title                         Inventor(s)         Date Filed     Status
-------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


[  *  ]

--------------------------
 * Confidential treatment requested.


Docket No./
Serial No.    Descriptive Title                         Inventor(s)         Date Filed     Status
-------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


[  *  ]

--------------------------
 * Confidential treatment requested.


Docket No./
Serial No.    Descriptive Title                         Inventor(s)         Date Filed     Status
-------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


[  *  ]

--------------------------
 * Confidential treatment requested.

                             FOREIGN PATENT APPLICATIONS


Docket No./
Serial No.         Descriptive Title                                        Inventor(s)         Date Filed     Status
----------------------------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


[  *  ]

--------------------------
 * Confidential treatment requested.


Docket No./
Serial No.         Descriptive Title                                        Inventor(s)         Date Filed     Status
----------------------------------------------------------------------------------------------------------------------------------

[                                                                  *                                                         ]


--------------------------
 * Confidential treatment requested.

                                      APPENDIX B

                                INTENTIONALLY OMITTED

                                      APPENDIX C

                                INTENTIONALLY OMITTED

                                      APPENDIX D

                                    PRESS RELEASE

CONTACT

Kathy Stafford
Chief Financial Officer
CV Therapeutics
415-812-9507

Biogen Media Contact:
Kathryn R. Bloom
Director of Communications
Biogen, Inc.
617-679-2851

Biogen Investment Community Contact:
Richard E.N. Lundberg
Manager, Investor Relations
Biogen, Inc.
6179-679-2822

             BIOGEN AND CV THERAPEUTICS ANNOUNCE COLLABORATION ON CVT-124
                             FOR CONGESTIVE HEART FAILURE

CAMBRIDGE, MA (March 10, 1997) -- Biogen, Inc. (NASDAQ/BGEN) and CV Therapeutics (NASDAQ/CVTX) today announced that they have signed an agreement to collaborate on the development of CVT-124, a novel therapeutic for the treatment of edema associated with Congestive Heart Failure (CHF) that is expected to enter a multi-center Phase II clinical trial within the next month.

Under the terms of the agreement, Biogen and its wholly owned subsidiary, Biotech Manufacturing Limited, will receive exclusive worldwide rights to develop and sell CVT-124. Biogen and CV Therapeutics will participate in developing the drug, but Biogen will pay all costs of commercializing the product. CV Therapeutics will receive from Biogen upfront payments totaling $16 million, including a $5 million upfront cash payment, a $7 million equity investment of CV Therapeutics stock at $10.45 per share, advance funding of a development milestone and partial access to a line of credit. In addition, Biogen will pay CV Therapeutics significant milestone payments and royalties on clinical progress and product sales. Further details of the agreement were not announced.

Congestive Heart Failure is a chronic, progressive disease that affects approximately four-to-five million people in the United States. Its prevalence is increasing at 10 percent per year, primarily due to the aging population as well as improved survival in heart disease patients. Patients with CHF experience both a chronic course of the disease, as well as acute episodes that, in many cases, require hospitalization. Edema, or fluid retention in the lungs and extremities, is a significant symptom of the disease, leading to increased morbidity and need for hospitalization. In its most severe form, CHF results in a 50 percent one-year mortality rate.

CVT-124, a highly selective adenosine A(1)-receptor antagonist, could represent a novel therapy for the treatment of edema associated with CHF. Proof of this new mechanism of action has been demonstrated both in animal models and in a clinical Phase I study completed in 1996. This new approach could be a significant advance because current therapies can lead to clinical resistance and unwanted side effects, such as potassium loss and impairment of kidney function. Because of some of its potential properties, CVT-124 may be particularly useful in CHF patients who are resistant to current therapies and/or have renal impairment.

Jim Tobin, Biogen's President and Chief Executive Officer, said, "Developing Biogen's pipeline is a major strategic imperative for the Company, and we are pleased to be collaborating with CV Therapeutics to help meet this objective. CVT-124 represents a very promising commercial opportunity to enter an underserved market with a late-stage therapeutic. We believe CVT-124, with its novel mechanism of action, may have a major impact in the treatment and management of Congestive Heart Failure. It is a very attractive fit with Biogen's strategy of developing therapeutics for large underserved markets, such as neurological, cardiovascular and renal diseases."

Lou Lange, Chairman and Chief Executive Officer of CV Therapeutics, said, "In Biogen, we believe we have found partner for CVT-124 who can bring the product to market quickly and with whom we can work closely on development of this promising compound. Biogen's outstanding performance in commercializing AVONEX-TM- gives us confidence that they will maximize the potential of CVT-124."

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Reference is made in particular to forward-looking statements regarding the timing of clinical trials, the potential results of drug development and the commercial opportunity for CVT-124. Drug development involves a high degree of risk. There are many factors which could cause actual results to differ from the Company's current expectations, including the Company's ability to demonstrate that CVT-124 is safe and effective at each stage of the clinical trial process; to meet applicable regulatory standards and receive required regulatory approval; to obtain and maintain necessary patents and licenses; to be capable of producing the product in commercial quantities at reasonable costs and to compete successfully against other products.

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in discovering and developing drugs for human healthcare through genetic engineering. The Company's revenues are generated from U.S. sales of AVONEX-TM- (Interferon beta-1a) for treatment of relapsing forms of multiple sclerosis and from the worldwide sales by licenses of a number of products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen is focused primarily on developing and testing novel products for multiple sclerosis, inflammatory, respiratory and kidney diseases and certain viruses and cancers. For copies of press releases and additional information about the Company, please consult Biogen's Homepage on the World Wide Web at http://www.biogen.com.

CV Therapeutics, headquartered in Palo Alto, CA, is a biopharmaceutical company focused exclusively on the application of molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

                                     #    #    #


030796
s.97draft.cvt

                                      APPENDIX E

                                INTENTIONALLY OMITTED

                                      APPENDIX F

                                INTENTIONALLY OMITTED